Exhibit 99.1

Aerojet Rocketdyne Holdings, Inc. Welcomes New General Counsel

SACRAMENTO, Calif., April 6, 2016 – Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) today announced that Arjun Kampani will join the company as vice president, general counsel & corporate secretary on April 11, 2016.

Kampani brings nearly 18 years of experience advising and leading businesses. He began his legal career in New York with the firm now known as Olshan Frome Wolosky, LLP. He then joined Thelen, Reid and Priest, LLP where he had specific emphasis on business transactions, securities, mergers and acquisitions and corporate governance.

Kampani later joined Anteon International Corporation, an NYSE-listed government IT systems and services provider, which was subsequently acquired by General Dynamics. As the top mergers and acquisitions lawyer at General Dynamics, he completed 30+ acquisitions and divestitures. Kampani most recently served as vice president, general counsel & corporate secretary for General Dynamics Land Systems.

“Arjun’s impressive range of legal expertise will be a tremendous asset to Aerojet Rocketdyne in this pivotal time of growth for our industry and our company as we push the boundaries of space exploration and expand our nation’s missile defense capabilities,” said Aerojet Rocketdyne CEO and President Eileen Drake. “Arjun is highly regarded in his field and we’re proud to have him join our team.”

Kampani holds a Bachelor of Arts from the University of Michigan and a Juris Doctor from Case Western Reserve University School of Law. He is a member of the State Bar of New York and brings a wealth of experience in the aerospace and defense sector.

Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.AerojetRocketdyne.com and www.Rocket.com.

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Arjun Kampani joins Aerojet Rocketdyne as general counsel on April 11, 2016